Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Apigee Corporation:

We consent to the use of our report dated November 26, 2014, except as to Note 16 to the consolidated financial statements, which is as of April 11, 2015, with respect to the consolidated balance sheets of Apigee Corporation and subsidiaries as of July 31, 2013 and 2014, and the related consolidated statements of comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended July 31, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Santa Clara, California

April 22, 2015